EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Kirby Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-57625, No. 333-72592, No. 333-129290, No. 333-129333, No. 333-152565, No. 333-152566, No. 333-184598 and No. 333-184599) on Form S-8 and (No. 333-220974 and No. 333-222858) on Form S-3 of Kirby Corporation and consolidated subsidiaries of our reports dated February 26, 2018, with respect to the consolidated balance sheets of Kirby Corporation as of December 31, 2017 and 2016, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Kirby Corporation and consolidated subsidiaries.

Our report dated February 26, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017 contains an explanatory paragraph that states the Company acquired Stewart & Stevenson during 2017, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, Stewart & Stevenson’s internal control over financial reporting associated with total assets of $901 million and total revenues of $232 million included in the Company’s consolidated financial statements as of and for the year ended December 31, 2017.  Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Stewart & Stevenson.

/s/ KPMG LLP

Houston, Texas
February 26, 2018